Exhibit 4.1

FORM OF SUPPLEMENTAL INDENTURE

ESCHELON OPERATING COMPANY
as Issuer

the guarantors named herein

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of March 28, 2006

8 3/8% Senior Second Secured Notes due 2010

SUPPLEMENTAL INDENTURE, dated as of March 28, 2006, among Eschelon Operating Company (the “Issuer”), the Guarantors (as defined herein) and The Bank of New York Trust Company, N.A., as Trustee.

RECITALS

WHEREAS, the Issuer, the Guarantors party thereto (the “Guarantors”) and the Trustee have entered into an Indenture, dated as of March 17, 2004 (as amended, the “Indenture”), pursuant to which the Issuer has issued 8 3/8% Senior Second Secured Notes due 2010 (the “Notes”) and the Guarantors previously have jointly and severally guaranteed on a senior secured basis (the “Guarantees”) certain obligations of the Issuer in respect of the Notes pursuant to the Indenture;

WHEREAS, Section 9.01(1), (4) and (9) of the Indenture provide, among other things, that the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture in order to provide for the issuance of Additional Notes or to make any modification that does not adversely affect the legal rights of any Holder under the Indenture, the Notes or the Guarantees, in either case, without the consent of the Holders of the Notes;

WHEREAS, the Issuer, the Guarantors, and the Trustee now wish to supplement the Indenture in order to provide for the issuance of Additional Notes as described above;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Issuer, the Guarantors and the Trustee have been done to make this Supplemental Indenture a valid and binding agreement of the Issuer, the Guarantors and the Trustee, in accordance with its terms:

ARTICLE 1

SECTION 1.01.      Supplemental Indenture.

This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuer, the Guarantors and the Trustee.

ARTICLE 2

SECTION 2.01.      Amendment to Indenture.

The Indenture is hereby amended as follows:

(a)           The first paragraph of Section 2.01 of the Indenture is replaced with the following paragraph: “The Initial Notes and the Additional Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto (provided that Additional Notes issued pursuant to an effective registration statement under the Securities Act and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit B hereto). The Exchange Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit B hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or Depository rule or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication.”

ARTICLE 3

SECTION 3.01.      Notes and Guarantees.

Except as specifically modified herein, the Indenture, the Notes and the Guarantees are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

SECTION 3.02.      Trustee.

Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

ARTICLE 4

SECTION 4.01.      Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.02.      Successors.

All agreements of the Issuer and the Guarantors, if any, in this Supplemental Indenture, if any, shall bind their successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 4.03.      Duplicate Originals.

All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

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